EXHIBIT 99.1

OHA Investment Corporation Announces First Quarter 2017 Results

NEW YORK, May 15, 2017 (GLOBE NEWSWIRE) -- OHA Investment Corporation (NASDAQ:OHAI) (the “Company”) today announced its financial results for the quarter ended March 31, 2017. Management will discuss the Company's results summarized below on a conference call on Tuesday, May 16, 2017, at 1:30 p.m.(Eastern Time).

Summary results for the quarter ended March 31, 2017:
Total investment income:  $2.5 million, or $0.12 per share
Net investment income:  $0.2 million, or $0.01 per share
Net realized and unrealized losses:  $19.3 million, or $0.96 per share
Net asset value:  $61.0 million, or $3.02 per share
New portfolio investments during the quarter:  $9.9 million
Fair value of portfolio investments:  $88.7 million
Investment in Castex Energy 2005, LP written down by $21.2 million, or $1.05 per share, and placed on non-accrual status during the quarter

Portfolio Activity
The fair value of our investment portfolio was $88.7 million at March 31, 2017, decreasing 15.5% compared to December 31, 2016. During the first quarter of 2017, the Company had realizations totaling $8.5 million and made one new investment in the amount of $9.9 million. The concentration of our investment portfolio in the energy sector at March 31, 2017 was 23%. The current weighted average yield of our portfolio based on the cost and fair value of our yielding investments was 12.5% and 12.8%, respectively, as of March 31, 2017.

During the first quarter, we added $7.0 million of second lien term loan in Equinox Holdings, Inc. ("Equinox"), a leading operator of upscale fitness clubs and spas. We initially acquired $10.0 million of Equinox second lien term loan (at price of 99.25), which earns interest payable in cash at a rate of LIBOR+7.0% with a 1% LIBOR floor and matures in September 2024. Subsequently, we sold $3.0 million of the Equinox second lien term loan at an average price of 101.5, resulting in a realized capital gain of $68,000.

In January 2017, we received $0.5 million remittance from our investment in Gramercy Park CLO Ltd., which we applied to our cost basis.

In February 2017, Royal Holdings, Inc. repaid part of its second lien term loan in the amount of $4.5 million. We recorded previously unamortized discount of $30,000 and 1% call premium of $45,000 as additional interest income and other investment income, respectively, as a result of this repayment.

In March 2017, we sold $0.5 million of the second lien term loan of Berlin Packaging, LLC at a price of 101.0, resulting in a realized capital gain of $23,000.

Operating Results
Investment income totaled $2.5 million for the first quarter of 2017, decreasing 52.4% compared to $5.2 million in the corresponding quarter of 2016. The decrease was attributable to a decrease in average portfolio investment balance on a cost basis and a decrease in the weighted average yield on our investment portfolio from March 31, 2016 to March 31, 2017. Also during the first quarter of 2017, we placed our investment in the redeemable preferred LP units of Castex Energy 2005, LP ("Castex") on non-accrual status based on our March 31, 2017 valuation, which reflected a determination that future payments to be received from this investment would no longer be sufficient to cover all of the contractual principal and dividend amounts on this investment. For the first quarter of 2016, Castex dividend income was $1.3 million or 25% of total investment income.

Operating expenses for the first quarter of 2017 were $2.3 million, a decrease of $1.0 million, or 31.7%, compared to operating expenses for the first quarter of 2016. The decrease in operating expenses is related to lower base management and incentive fees, professional fees and other general and administrative expenses.

The resulting net investment income was $0.2 million or $0.01 per share, for the first quarter of 2017, compared to $1.8 million, or $0.09 per share, for the first quarter of 2016.

We recorded net realized and unrealized losses on investments totaling $19.3 million, or $0.96 per share, during the first quarter of 2017, compared to $13.5 million, or $0.67 per share, during the first quarter of 2016. Total losses recorded in the first quarter of 2017 was driven primarily by the $21.2 million write-down in Castex, a legacy energy portfolio investment.

Overall, we experienced a net decrease in net assets resulting from operations of $19.1 million, or $0.95 per share, for the first quarter of 2017. After declaring a quarterly dividend during the period of $0.02 per share, our net asset value decreased 24.3%, from $3.99 per share as of December 31, 2016 to $3.02 per share as of March 31, 2017.

Liquidity and Capital Resources
At March 31, 2017, we had cash and cash equivalents totaling $9.3 million. The total amount outstanding under our credit facility at March 31, 2017 was $40.5 million with $16.0 available to draw.

Webcast / Conference Call at 1:30 p.m. Eastern Time on May 16, 2017
We invite all interested persons to participate in our conference call on Tuesday, May 16, 2017, at 1:30 p.m. (Eastern Time). The dial-in number for the call is (877) 303-7617. International callers can access the conference by dialing (760) 666-3609. Callers are encouraged to dial in at least 5-10 minutes prior to the call. The presentation materials for the call will be accessible on the Investor Relations page of the Company’s website at www.ohainvestmentcorporation.com.

OHA INVESTMENT CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	March 31, 2017	December 31, 2016
	(unaudited)
Assets
Investments in portfolio securities at fair value
Control investments (cost: $0 and $0, respectively)	$—	$—
Affiliate investments (cost: $20,530 and $19,724, respectively)	17,658	17,150
Non-affiliate investments (cost: $157,021 and $154,772, respectively)	71,024	87,855
Total portfolio investments (cost: $177,551 and $174,496, respectively)	88,682	105,005
Investments in U.S. Treasury Bills at fair value (cost: $39,997 and $39,997, respectively)	39,997	39,997
Total investments	128,679	145,002
Cash and cash equivalents	9,312	16,533
Accounts receivable and other current assets	39	33
Interest receivable	687	1,313
Due from broker	3,551	—
Prepaid assets	11	17
Total current assets	13,600	17,896
Total assets	$142,279	$162,898

Liabilities
Current liabilities
Distributions payable	$403	$1,210
Accounts payable and accrued expenses	1,504	1,999
Due to affiliate	169	220
Management and incentive fees payable	570	635
Income taxes payable	32	28
Repurchase agreement	39,200	39,200
Short-term debt, net of debt issuance costs	39,402	—
Total current liabilities	81,280	43,292
Long-term debt, net of debt issuance costs	—	39,113
Total liabilities	81,280	82,405
Commitments and contingencies
Net assets
Common stock, $.001 par value, 250,000,000 shares authorized; 20,172,392 and 20,172,392 shares issued and outstanding, respectively	20	20
Paid-in capital in excess of par	235,703	235,703
Undistributed net investment loss	(3,083)	(2,873)
Undistributed net realized capital loss	(85,884)	(85,979)
Net unrealized depreciation on investments	(85,757)	(66,378)
Total net assets	60,999	80,493
Total liabilities and net assets	$142,279	$162,898
Net asset value per share	$3.02	$3.99

OHA INVESTMENT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	For the three months ended March 31,
	2017	2016
Investment income:
Interest income:
Interest income	$2,404	$3,813
Dividend income	—	1,313
Other income	51	31
Total investment income	2,455	5,157
Operating expenses:
Interest expense and bank fees	974	1,088
Management and incentive fees	570	930
Professional fees	271	720
Other general and administrative expenses	382	506
Director fees	61	61
Total operating expenses	2,258	3,305
Income tax provision, net	4	17
Net investment income	193	1,835

Net realized capital gain on investments, net of tax	95	24
Total net realized capital gain (loss) on investments	95	24

Net unrealized depreciation on investments, net of tax	(19,379)	(13,523)
Total net unrealized depreciation on investments	(19,379)	(13,523)

Net decrease in net assets resulting from operations	$(19,091)	$(11,664)

Net increase (decrease) in net assets resulting from operations per common share	$(0.95)	$(0.58)

Distributions declared per common share	$0.02	$0.06
Weighted average shares outstanding - basic and diluted	20,172	20,172

Per Share Data (1)
Net asset value, beginning of period	$3.99	$5.49

Net investment income	0.01	0.09
Net realized and unrealized loss on investments (2)	(0.96)	(0.67)
Net increase (decrease) in net assets resulting from operations	(0.95)	(0.58)
Distributions to common stockholders
Distributions from net investment income	(0.02)	(0.06)
Net decrease in net assets from distributions	(0.02)	(0.06)

Net asset value, end of period	$3.02	$4.85

(1) Per share data is based on weighted average number of common shares outstanding for the period.
(2) May include a balancing amount necessary to reconcile the change in net asset value per share with other per share presented.

About OHA Investment Corporation

OHA Investment Corporation (NASDAQ:OHAI) is a specialty finance company designed to provide its investors with current income and capital appreciation. OHAI focuses primarily on providing creative direct lending solutions to middle market private companies across industry sectors. OHAI is externally managed by Oak Hill Advisors, L.P., a leading independent investment firm (www.oakhilladvisors.com). Oak Hill Advisors has deep experience in direct lending, having invested over $4 billion in over 125 direct lending investments over the past 14 years.

Forward-Looking Statements
This press release may contain forward-looking statements. We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing or likelihood of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, regulatory factors, changes in regional or national economic conditions and their impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC"). You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update our forward-looking statements made herein, unless required by law.

CONTACTS:
Steven T. Wayne – President and Chief Executive Officer
Cory E. Gilbert – Chief Financial Officer
Lisa R. Price - Chief Compliance Officer
OHAICInvestorRelations@oakhilladvisors.com

For media inquiries, contact Kekst and Company, (212) 521-4800
Jeremy Fielding – Jeremy-Fielding@kekst.com
Ethan Lyle – ethan-lyle@kekst.com